IMI Global
2007 Second Quarter Conference Call Script
Call date: Tuesday August 14, 2007
Call time: 9:30 a.m. Mountain Time

Jay Pfeiffer
Good morning and welcome to IMI Global’s second quarter and six-month results conference call.

Certain statements during this conference call will constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the private securities litigation reform act of 1995. The words “forecast,” “estimate,” “plan,” “anticipate” “project,” “intend,” “expect,” “should,” “would,” “believe,” “bodes well,” and similar expressions and all statements that are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from future results, performance (financial or operating), or achievements expressed or implied by forward-looking statements. For more details, please refer to the Risk Factors in our SEC filings. During this presentation both John Saunders and Mark McGregor will be rounding when discussing financial results.

I will now turn the call over to Mark McGregor, chief financial officer.

Mark McGregor
Thank you, Jay. Good morning everyone.

IMI Global reported record revenue of $530,000 in the second quarter, a 65% increase over revenue of $320,600 in the second quarter of 2006 and a 12% increase over first quarter revenue of $471,000 - our previous record. While we achieved year-over-year growth in all revenue categories, increasing demand for USVerified verification and identification services as well as higher advertising revenue on CattleNetwork were our two primary growth drivers. The revenue breakdown looked like this: USVerified solutions increased 63% to $306,500 while related hardware sales, primarily cattle identification tags, grew by 57% to $45,600. CattleNetwork.com advertising revenue increased 66% to $117,800 and CattleStore.com product sales grew by 84% to $60,000.

Gross profit in the second quarter increased to $315,000, or 59% of revenue, up sequentially from $272,600 in the first quarter and from $168,900, or 53% of revenue, in the same quarter a year ago. The improved margins were attributed to higher overall revenue and strong gross margins in our CattleNetwork business. CattleNetwork has a relatively fixed cost base, so any incremental increase in advertising revenue contributes to stronger overall gross margins and an improved bottom line.

Selling, general and administrative expense increased 8% to $517,800 in the second quarter from $481,000 in the same quarter last year. This increase was primarily due to a planned increase in personnel. Specifically, we have transitioned away from using contractors in our USVerified business in favor of employees. We think this will give us more control over the process, more capacity to manage demand, and ultimately be a more profitable approach. Salary expense in the comparative second quarters increased by $140,600 and was partially offset by a $50,000 reduction in contract labor and a $56,300 reduction in professional fees, which were higher in the year-ago quarter due to the going-public process. Included in the SG&A category was $14,000 in non-cash stock-based compensation charges.

With a stable cost structure and improving gross margins, we continued to make progress on the bottom line in the second quarter, reducing our net loss to $209,600, or $0.01 per share, versus a net loss of $314,800, or $0.02 per share, in the same quarter last year.

For the six-month period, revenue was up 52% to just over $1.0 million from $661,000 in the same period last year. Again, we enjoyed growth in all revenue categories. Leading the way, predictably, was strong demand for our USVerified solutions, which grew by 53% in the first half to $616,100 from $401,500. Related hardware sales, primarily cattle ID tags, increased 16% to $79,400 from $68,300. CattleNetwork advertising revenue grew by 73% to $214,200 while CattleStore revenue increased 36% to $91,600 for the comparable six-month periods.

Gross margin year to date increased by $229,700 to $587,500, or 59% of revenue, from $357,800, or 54% of revenue, in the same period last year. The increase was due to higher overall revenue and a greater contribution from the higher-margin CattleNetwork advertising revenue stream. On a year-to-date basis we’ve really controlled the expense side. Selling, general and administrative expense for the comparative six-month periods was essentially flat - growing by just $8,000, or less than 1% year-over-year. Again, higher salary expense related to the employee-contractor transition plan was partially offset by lower contract labor, professional services, stock-based compensation and other costs. On the bottom line we reduced our net loss by $216,000 to $500,200, or $0.03 per share, from $716,200, or $0.04 per share, in the six-month period a year ago.

A final comment on our balance sheet: We are currently negotiating private placement offerings and/or commitments to supplement our financial resources. While we have made good strides in reducing our burn rate over the past couple of quarters, we’re not quite there yet in terms of funding operations strictly through cash flow. As a result, we’re going to need additional capital.

With that, I’ll turn it over to John Saunders. John…

John Saunders
Good morning and thanks for joining us.

You just heard Mark talk about year-over-year gains we achieved in both the second quarter and six-month periods. I want to underscore the fact that our revenue gains involved all four revenue categories, a testament to the balanced, complementary nature of our business and to the growing market acceptance of our product and service offerings. Our USVerified business in particular has emerged as a market leader, leading the way as the most popular verification and identification program among cattle producers and feedyards nationally and as our principal revenue generator. During the first half of 2007 we increased our revenue in this category by 53% while age and source verifying approximately 350,000 head of cattle - in the process qualifying them for lucrative export markets and bringing a total of about $7 million in premiums at market. Recognizing it costs far more to get a new customer than to keep an existing one, we are focused on carefully managing our customer relationships with superior service and outstanding value.

You may recall that last quarter we talked about the highly leverageable nature of our business and how the popularity and flexibility of our USVerified offering has created new revenue opportunities for us. Year-to-date, these opportunities have been in the livestock/agricultural area - creating the first QSA program for a “live” sale barn with Farmers & Ranchers Livestock Commission; creating a QSA program for the Arkansas Department of Agriculture; creating QSA umbrella programs for meatpackers . In addition to providing new revenue sources, deals like this increase the profile and credibility of USVerified and help drive new producer customers to IMI Global.

We’re also leveraging our USVerified success in other ways. In the second quarter we introduced PetSupplyVerified™ to address the growing issue of tainted pet food. PetSupplyVerified, which enables pet food manufacturers and suppliers to build confidence in the origin and safety of pet food products, is modeled on our USVerified and SupplyVerified processes. As a result, the cost of setting up and launching the PetSupplyVerified program was relatively low. Potential customers for this unique new program range from pet food makers and suppliers who are facing unprecedented scrutiny to pet food retailers who are seeking to reassure pet owners and revive slumping pet food sales. In the months since we introduced PetSupplyVerified we have had promising discussions with pet food makers and retailers. We are hopeful that these discussions will lead to our first customer in the second half of 2007. As we’ve previously discussed, the domestic pet supply market is several times larger than the beef export market, and therefore holds tremendous potential for us.

Our growing customer base and brand recognition have opened up additional opportunities in the area of labeling. As we discussed last quarter, we believe we have strong long-term revenue opportunities associated with placing our USVerified “seal of approval” on packaged meat products in grocery and specialty food stores. We envision creating licensing agreements that would generate predictable, recurring revenue from meat producers while making the USVerified brand a prominent fixture in meat cases throughout the country. We continue to work with the USDA and potential customers to develop prototype programs. And speaking of the USDA, you may have seen our announcement yesterday that the USDA has renewed our Process Verification Program (PVP) for another year - an important event for us. We’ve enjoyed this status since 2005 and have a very good relationship with the USDA.

More recently, the growing movement toward country of origin labeling has become an interesting issue for us. Originally part of the 2002 Farm Bill that became law, country of origin labeling, or COOL, requires retailers to display the country of origin on all commodities. Ultimately, COOL was never enforced due to a lack of funding for the program. Today, however, with all the problems surrounding tainted food imports from China and other areas, COOL has been resurrected and is now a very political issue with consumer groups pressing for action and presidential candidates getting on the bandwagon. To make a long story short, we believe COOL with either resurface in the 2007 Farm Bill or they’re simply begin enforcing the 2002 law. Either way, we should be a primary beneficiary. Right now cattle that are age and source verified by IMI Global are automatically covered under COOL guidelines. This is a powerful incentive for our current customers to keep working with us. The bigger opportunity is all the producers and feedyards who are not yet IMI Global customers but who now are going to be required to prove country of origin. We are optimistic that we will gain a large share of these potential customers. As an aside, the oversight body for COOL will be the Agricultural Marketing Service of the USDA, an organization that we work closely with on our PVP programs.

During the second quarter we introduced AgNetwork.com - an online source of news and information on the worldwide agricultural community. Modeled on our highly successful CattleNetwork.com web site, AgNetwork is a one-stop-shop for consumers of global agricultural news and information. It covers virtually all relevant aspects of the ag industry in Africa, Asia, Australia, Europe, the Middle East, South America and the emerging independent states of Central Asia. Like CattleNetwork, the revenue model is advertising. We signed our first anchor advertising client - Farnam Livestock Tracking, which also advertises on CattleNetwork - and are working hard to add new advertisers to the site.

In closing, we believe we’ve created a good balance of current and future product/service offerings. Our USVerified, CattleNetwork and Cattlestore businesses are growing nicely. We have recently introduced new offerings - AgNetwork and PetSupplyVerified - that hold great promise. And we have a good pipeline of prospective offerings that have long-term potential and underscore the highly leverageable nature of our business. As always, our number one financial priority is to expand our revenue and contiuously move toward positive cash flow and profitability.

I want to thank you for joining the call today and for supporting IMI Global. We look forward to updating you on our progress throughout the remainder of 2007.